Hannon Armstrong Announces Third Quarter 2019 Results
ANNAPOLIS, Md., October 30, 2019 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate change solutions, today reported quarterly results for the third quarter of 2019.
Highlights

•	Delivered $0.13 GAAP EPS on a fully diluted basis and $0.38 Core EPS, compared to $0.30 and $0.36 respectively in the third quarter of 2018

•	Closed $287 million of transactions in the quarter and $810 million of transactions year-to-date in 2019

•	Remain on track to close more than $1 billion of transactions for the full year of 2019 with a robust $2.5 billion pipeline

•	Successfully issued an upsized $150 million of corporate unsecured green bonds with an attractive yield to maturity of 4.13%

•	Reported a Portfolio Yield of 7.7% as of the end of the third quarter, compared to 6.4% for the same period in 2018

•	Recorded a debt to equity ratio of 1.5x, below our target limit of 2.5x, and fixed-rate debt level of 97%, above our target range of 60% to 85%, as of the end of the third quarter

•	Recorded $8 million GAAP provision for loss on receivables (initially placed on non-accrual status in 2017)

•	Estimate that 96,000 metric tons of annual carbon emissions will be offset annually by third quarter transactions, equating to a CarbonCount® score of 0.35 metric tons per $1,000 invested

•	Reconfirmed guidance for Core EPS growth from 2018 to 2020 (with 2017 as the baseline) at between 2% and 6%

"For the third quarter, we reported strong core earnings per share, with our target markets continuing to remain attractive. Of the $287 million in transactions we closed this quarter, we intend to fund the vast majority on our balance sheet, which will continue to support growth in recurring earnings," said Jeffrey W. Eckel, Hannon Armstrong Chairman and CEO.
"Over the past year, we have been able to increase our portfolio yield by over 100 basis points to 7.7% while maintaining our focus on underwriting standards and credit quality. Going forward, Hannon Armstrong remains well-positioned to remain the premiere financing partner for clients who are engineering climate change solutions in an increasingly decentralized, digitized, and decarbonized energy future."

A summary of our results is shown in the tables below:

	For the Three Months Ended September 30, 2019		For the Three Months Ended September 30, 2018
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$9,102	$0.13	$16,483	$0.30
Core Earnings (1)	25,284	0.38	19,610	0.36
	For the Nine Months Ended September 30, 2019		For the Nine Months Ended September 30, 2018
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$35,487	$0.54	$32,522	$0.60
Core Earnings (1)	65,990	1.01	54,733	1.01

(1)	A reconciliation of our GAAP net income to core earnings is included in this press release.

Third Quarter 2019 Financial Results
Revenue increased by approximately $3 million, or 10%, for the three months ended September 30, 2019, and increased $4 million, or 4%, for the nine months ended September 30, 2019, as compared to the same periods in 2018. The gain on sale and fee income increased by approximately $1 million over the same quarter last year, while interest and rental income increased by approximately $3 million. On a year to date basis, the interest income and rental income increased by $9 million, more than offsetting the $5 million decline in gain on sale and fee income.
Interest expense decreased approximately $3 million for the quarter, with a decline of $11 million for the nine months ended September 30, 2019, as compared to the same periods in 2018 due to continued optimization of our leverage and debt costs. In the current quarter, as a result of a recent court ruling, we recorded an $8 million provision for losses related to lease royalty receivables acquired as part of a previously disclosed 2014 portfolio acquisition, which we initially placed on non-accrual status starting in 2017. On the approximately $6 billion of transactions we originated since 2012, there has only been two credit losses, which represents an aggregate loss of approximately 0.3%.
Other expenses (compensation and benefits and general and administrative expenses) increased by $1 million for the quarter and increased by approximately $4 million during the nine months ended September 30, 2019, as compared to the same periods in 2018. The year-over-year increase was primarily due to an increase in equity-based compensation resulting from the timing of vesting and higher award valuations.
For the three months ended September 30, 2019, we recognized $6 million in income using the hypothetical liquidation at book value method (HLBV) for our equity method investments, as compared to $12 million of HLBV income for the three months ended September 30, 2018. For the nine months ended September 30, 2019, income from our equity method investments decreased by approximately $2 million. These decreases are due to a one-time non-recurring HLBV gain last year related to a project company's negotiated settlement of a power purchase agreement with the offtaker. In the nine months ended September 30, 2019, we also recognized a $1 million income tax benefit related to allocations of tax benefits from one of our equity method investments.
Core earnings increased by approximately $6 million for the quarter primarily due to increased interest and rental income as well as lower interest expense. Core earnings grew by approximately $11 million for the nine months ended September 30, 2019, over last year primarily as a result of increased interest and rental income and lower interest expense, offset by lower gain on sale income and fee income.
A reconciliation of our GAAP net income to core earnings is included in this press release.
The calculation of our fixed-rate debt and leverage ratios as of September 30, 2019 and 2018 are shown in the chart below:

	September 30, 2019	% of Total	September 30, 2018	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$38	3%	$345	23%
Fixed-rate debt (2)	1,318	97%	1,187	77%
Total	$1,356	100%	$1,532	100%
Leverage (3)	1.5 to 1		2.4 to 1

(1)	Floating-rate borrowings include borrowings under our floating-rate credit facilities and approximately $56 million of non-recourse debt with floating rate exposure as of September 30, 2018.

(2)	Fixed-rate debt also includes the present notional value of non-recourse debt that is hedged using interest rate swaps. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)
Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

"In the third quarter, we continued the recent rotation of our balance sheet out of lower-yielding, highly-leveraged assets into assets with more attractive risk-adjusted returns. With asset sales of $71 million and originations of $275 million, our balance sheet portfolio grew modestly to $1.9 billion. At the same time, our Net Investment Income including our core equity method revenue increased significantly over the last year, demonstrating progress in our strategy to grow investment revenue," said Hannon Armstrong Chief Financial Officer Jeffrey A. Lipson.
"Following our inaugural issuance in July of $350 million of unsecured notes at 5.25%, maturing in 2024, we issued in September an additional $150 million of unsecured notes at a yield to maturity of 4.13%. Going forward, this $500 million of attractively priced corporate liquidity can be deployed to continue to support balance sheet growth."

Portfolio
Our Portfolio totaled approximately $1.9 billion as of September 30, 2019, which included approximately $1.0 billion of behind-the-meter assets, approximately $0.8 billion of grid-connected assets and approximately $0.1 billion of other sustainable infrastructure investments. The following is an analysis of our Portfolio as of September 30, 2019:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non-Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	(in millions)
Equity investments in renewable energy projects	$—	$—	$—	$—	$427	$427
Receivables and investments	334	237	517	1,088	—	1,088
Real estate (4)	—	363	—	363	22	385
Total	$334	$600	$517	$1,451	$449	$1,900
Average remaining balance (5)	$8	$6	$16	$8	$15	$9

(1)
Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $223 million of U.S. federal government transactions and $111 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, which typically are entities rated investment grade by an independent rating agency.

(2)
Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $8 million of the transactions have been rated investment grade by an independent rating agency.

(3)
Transactions where the projects or the ultimate obligors are commercial entities that either have ratings below investment grade (either by an independent rating agency or using our internal credit analysis) or where the nature of the subordination in the asset causes it to be considered non-investment grade. This category of assets includes $445 million of mezzanine loans made on a non-recourse basis to special purpose subsidiaries of residential solar companies where the nature of the subordination causes it to be considered non-investment grade. These loans are secured by residential solar assets and we rely on certain limited indemnities, warranties, and other obligations of the residential solar companies or their other subsidiaries. Approximately, $260 million of these mezzanine loans were made to entities in which we also have non-controlling equity investments of approximately $19 million. Commercial non-investment grade receivables also include $72 million of transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade using our internal credit analysis. $8 million of loans are on non-accrual status and are fully reserved for loss.

(4)
Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.

(5)	Excludes approximately 175 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $60 million.

Guidance
The Company is confirming its previously issued three-year guidance from 2018 to 2020 with respect to core earnings per share growth, on a compounded annual basis over the three years, in the 2% to 6% range, equivalent to $1.37 at the midpoint in 2019 and $1.43 at the midpoint in 2020. This guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of securitization transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations, and (vi) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Wednesday, October 30, 2019, at 5:00 p.m. eastern time. The conference call can be accessed live over the phone by dialing 1-866-548-4713, or for international callers, 1-323-794-2093. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 8560876. The replay will be available until November 6, 2019.
A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) focuses on making investments in climate change solutions by providing capital to the leading companies in the energy efficiency, renewable energy and other sustainable infrastructure markets. Our goal is to generate attractive returns for our stockholders by investing in a diversified portfolio of investments that generate long-term, recurring and predictable cash flows from proven commercial technologies. Based in Annapolis, Maryland, Hannon Armstrong is proud to be the first U.S. public company solely dedicated to investments that reduce carbon emissions or increase resilience to climate change. For more information, please visit www.hannonarmstrong.com. Follow Hannon Armstrong on LinkedIn and Twitter @HannonArmstrong.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, we intend to identify forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2018 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2018 (collectively, our “2018 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other periodic reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•
the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•
availability of opportunities to invest in projects that reduce carbon emissions or increase resilience to climate change including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•
actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, and economic trends;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	the impact of weather conditions, natural disasters, accidents or equipment failures or other events that disrupt the operation of our investments or negatively impact on the value our assets;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates, including the flattening of the yield curve, and the market value of our assets and target assets;

•	changes in commodity prices, including continued low natural gas prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from risks, such as interest rate volatility;

•	impact of and changes in accounting guidance;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of and our ability to attract and retain qualified personnel;

•	estimates relating to our ability to generate sufficient cash in the future to operate our business and to make distributions to our stockholders; and

•	our understanding of our competition.
Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward- looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.
The Company is confirming its previously issued three-year guidance with respect to core earnings per share growth, on a compounded annual basis over the next three years, in the 2% to 6% range. The confirmed guidance reflects the Company’s estimates of (i) yield on its existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of the Company’s existing pipeline; (iii) amount, timing, and costs of debt and equity capital to fund new investments; (iv) changes in costs and expenses reflective of the Company’s forecasted operations and (v) the general interest rate and market environment. All guidance is based on current expectations of future economic conditions, the regulatory environment, the dynamics of the markets in which it operates and the judgment of the Company’s management team.

The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Core Earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours (“kWh”), gallons of fuel oil, million British thermal units (“MMBtus”) of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
The risks included here are not exhaustive. Our most recent quarterly report on Form 10‐Q, 2018 Form 10‐K, or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations
410-571-6189
investors@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Interest income	$19,322	$16,771	$54,270	$46,098
Rental income	6,469	6,257	19,415	18,166
Gain on sale of receivables and investments	7,713	10,868	16,718	31,333
Fee income	5,338	1,487	12,850	4,114
Total revenue	38,842	35,383	103,253	99,711
Expenses
Interest expense	16,561	19,681	46,861	57,424
Provision for loss on receivables	8,027	—	8,027	—
Compensation and benefits	7,193	6,309	21,281	17,966
General and administrative	3,737	3,551	10,818	10,481
Total expenses	35,518	29,541	86,987	85,871
Income before equity method investments	3,324	5,842	16,266	13,840
Income (loss) from equity method investments	5,984	11,671	18,114	19,969
Income (loss) before income taxes	9,308	17,513	34,380	33,809
Income tax (expense) benefit	(132)	(939)	1,298	(1,110)
Net income (loss)	$9,176	$16,574	$35,678	$32,699
Net income (loss) attributable to non-controlling interest holders	74	91	191	177
Net income (loss) attributable to controlling stockholders	$9,102	$16,483	$35,487	$32,522
Basic earnings (loss) per common share	$0.14	$0.30	$0.55	$0.60
Diluted earnings (loss) per common share	$0.13	$0.30	$0.54	$0.60
Weighted average common shares outstanding—basic	64,922,325	52,728,587	63,492,884	52,167,308
Weighted average common shares outstanding—diluted	65,630,711	52,728,587	64,147,835	52,167,308

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2019	December 31, 2018
Assets
Equity method investments	$449,304	$471,044
Government receivables	299,877	497,464
Commercial receivables, net of allowance	674,728	447,196
Real estate	363,037	365,370
Investments	113,177	169,793
Cash and cash equivalents	186,152	21,418
Other assets	192,893	182,628
Total Assets	$2,279,168	$2,154,913
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$39,851	$36,509
Deferred funding obligations	1,073	72,100
Credit facility	37,824	258,592
Non-recourse debt (secured by assets of $887 million and $1,105 million, respectively)	664,722	834,738
Senior unsecured notes	505,513	—
Convertible notes	147,642	148,451
Total Liabilities	1,396,625	1,350,390
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 64,924,800 and 60,510,086 shares issued and outstanding, respectively	649	605
Additional paid in capital	1,063,102	965,384
Accumulated deficit	(193,121)	(163,205)
Accumulated other comprehensive income (loss)	8,746	(1,684)
Non-controlling interest	3,167	3,423
Total Stockholders’ Equity	882,543	804,523
Total Liabilities and Stockholders’ Equity	$2,279,168	$2,154,913

EXPLANATORY NOTES
Non-GAAP Financial Measures
Core Earnings
We calculate core earnings as GAAP net income (loss) excluding non-cash equity compensation expense, non-cash provision for loss on receivables, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. In the future, core earnings may also exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as approved by a majority of our independent directors.
Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.
The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating core earnings, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this core equity method investment adjustment to our GAAP net income (loss) in calculating our core earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments.
For the three and nine months ended September 30, 2019, we recognized income of $6 million and $18 million, respectively under GAAP for our equity investments in renewable energy projects. We reversed the GAAP income and recorded $10 million and $29 million for core earnings, as discussed above, to reflect our return on capital from these investments for the three and nine months ended September 30, 2019. This compares to the collected cash distributions from these equity method investments of approximately $21 million and $75 million, for the three and nine months ended September 30, 2019, with the difference between core earnings and cash collected representing a return of capital.
We believe that core earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable companies with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses core earnings in this way. We believe that our investors also use core earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of core earnings is useful to our investors.

However, core earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating core earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported core earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Core Earnings
We have calculated our core earnings and provided a reconciliation of our GAAP net income to core earnings for the three and nine months ended September 30, 2019 and 2018 in the tables below:

	For the Three Months Ended September 30, 2019		For the Three Months Ended September 30, 2018
	(in thousands, except per share data)
		per share		per share
Net income attributable to controlling stockholders (1)	$9,102	$0.13	$16,483	$0.30
Core earnings adjustments:
Reverse GAAP income from equity method investments	(5,984)		(11,671)
Add back core equity method investments earnings (2)	9,715		10,306
Non-cash equity-based compensation charges (3)	3,395		2,657
Non-cash provision for loss on receivables (4)	8,027		—
Other core adjustments (5)	1,029		1,835
Core earnings (6)	$25,284	$0.38	$19,610	$0.36

(1)	Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our core earnings per share.

(2)	Reflects adjustment for equity method investments described above.

(3)	Reflects adjustment for non-cash equity-based compensation.

(4)	Reflects provision related to receivables, which had been on non-accrual status since the second quarter of 2017.

(5)	See detail below.

(6)
Core earnings per share for the three months ended September 30, 2019 and September 30, 2018, are based on 66,785,779 shares and 54,711,488 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

	For the Nine Months Ended September 30, 2019		For the Nine Months Ended September 30, 2018
	(in thousands, except per share data)
		per share		per share
Net income attributable to controlling stockholders (1)	$35,487	$0.54	$32,522	$0.60
Core earnings adjustments:
Reverse GAAP income from equity method investments	(18,114)		(19,969)
Add back core equity method investments earnings (2)	28,857		30,810
Non-cash equity-based compensation charges (3)	10,384		7,881
Non-cash provision for loss on receivables (4)	8,027		—
Other core adjustments (5)	1,349		3,489
Core earnings (6)	$65,990	$1.01	$54,733	$1.01

(1)	Represents GAAP diluted earnings per share and is the most comparable GAAP measure to our core earnings per share.

(2)	Reflects adjustment for equity method investments described above.

(3)	Reflects adjustment for non-cash equity-based compensation.

(4)	Reflects provision related to receivables which had been on non-accrual status since the second quarter of 2017.

(5)	See detail below.

(6)
Core earnings per share for the nine months ended September 30, 2019 and September 30, 2018, are based on 65,425,114 shares and 54,116,864 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards and restricted stock units and the non-controlling interest in our Operating Partnership. We include any potential common stock issuance in this calculation related to our convertible notes using the treasury stock method.

The table below provides a reconciliation of the Other core adjustments:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
Other core adjustments
Amortization of intangibles (1)	$823	$812	$2,462	$2,380
Non-cash provision (benefit) for income taxes	132	932	(1,304)	932
Net income attributable to non-controlling interest	74	91	191	177
Other core adjustments	$1,029	$1,835	$1,349	$3,489

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.
The table below provides a reconciliation of GAAP SG&A expenses to Core SG&A expenses:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$7,193	$6,309	$21,281	$17,966
General and administrative	3,737	3,551	10,818	10,481
Total SG&A expenses (GAAP)	$10,930	$9,860	$32,099	$28,447
Core SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(3,395)	$(2,657)	$(10,384)	$(7,881)
Amortization of intangibles (2)	(51)	(50)	(152)	(153)
Core SG&A expenses adjustments	(3,446)	(2,707)	(10,536)	(8,034)
Core SG&A expenses	$7,484	$7,153	$21,563	$20,413

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in core earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.